Exhibit 5.1

1000 Main Street, 36th Floor Houston, Texas 77002 Telephone {713} 226-6000 Telecopier {713} 228-1331 porterhedges.com

October 19, 2017

014660/0007

Ocean Power Technologies, Inc. 1590 Reed Road Pennington, New Jersey 08534

Ladies and Gentlemen:

We have acted as counsel to Ocean Power Technologies, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company of a registration statement on Form S-3 (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 462(b) of Regulation C promulgated under the Securities Act of 1933, as amended (the “Act”), relating to an aggregate of $1,437,859 of shares of common stock, par value $0.001 per share (“Common Stock”), of the Company (“Shares”). The Registration Statement incorporates by reference the Registration Statement on Form S-3 (No. 333-209517), which was filed with the Commission on February 12, 2016 and was declared effective on April 26, 2016, including the prospectus which forms a part of such Registration Statement (the “Prospectus”), as supplemented from time to time by one or more prospectus supplements.

For purposes of the opinions we express below, we have examined the originals or copies, certified or otherwise identified, of: (i) the Certificate of Incorporation and Bylaws, each as amended to date, of the Company; (ii) the Registration Statement; (iii) the Prospectus; and (iv) the corporate records of the Company, including minute books of the Company and resolutions of its board of directors, certificates of public officials and of representatives of the Company, statutes and other instruments and documents as we considered appropriate for purposes of the opinions hereafter expressed. In giving such opinions, we have relied upon certificates of officers of the Company and of public officials with respect to the accuracy of the material factual matters contained in such certificates. In giving the opinions below, we have assumed that the signatures on all documents examined by us are genuine, that all documents submitted to us as originals are accurate and complete, that all documents submitted to us as copies are true and correct copies of the originals thereof and that all information submitted to us was accurate and complete.

Based on the foregoing, and subject to the limitations and qualifications set forth herein, we are of the opinion that the Shares when the board of directors of the Company has taken all necessary corporate actions to authorize the issuance and specific terms of the offering of the Shares, and when the Shares are sold in accordance with the Registration Statement and the Prospectus, then such Shares will be validly issued, fully paid and nonassessable.

Ocean Power Technologies, Inc.

October 19, 2017

The opinions set forth above are limited in all respects to matters of the General Corporation Law of the State of Delaware and applicable federal law.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. We also consent to the references to our Firm under the heading “Legal Matters” in the prospectus included in the Registration Statement. In giving this consent, we do not hereby admit we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Porter Hedges LLP

PORTER HEDGES LLP